EXHIBIT 99.1

TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com
Linda Buckley
212-277-5900
Linda.buckley@tiffany.com

PATRICK DORSEY, TIFFANY’S GENERAL COUNSEL, TO RETIRE;
LEIGH HARLAN NAMED NEW LEGAL HEAD

New York, N.Y., April 11, 2014 - Tiffany & Co. (NYSE: TIF) reported that Patrick B. Dorsey, General Counsel and Secretary for the past 29 years, has decided to retire from the Company effective May 22nd.

On that date, Leigh M. Harlan will be promoted to the position of Senior Vice President, Secretary and General Counsel with responsibility for the Company’s worldwide legal affairs. She will report to Michael J. Kowalski, Tiffany’s chairman and chief executive officer.

Mr. Kowalski said, “I can only express immense appreciation for Pat’s enormous contributions since joining Tiffany in 1985. Pat played a pivotal role in Tiffany’s initial public offering in 1987. Beyond his keen legal mind, Pat is an astute business person, serving as an insightful and creative advisor over these many years. I will always be grateful for Pat’s wise counsel and his friendship.”

Ms. Harlan, 37, came to Tiffany in 2012 from Cravath, Swaine & Moore, a prominent New York City law firm, where she practiced corporate, transactional and finance law. She has a bachelor’s degree from Boston College, a master’s degree from Harvard University and a law degree from the Duke University School of Law.

Mr. Kowalski added, “Since joining Tiffany, Leigh has proven herself invaluable, demonstrating a sharp, agile intellect, keen legal acumen and strong leadership skills. We are confident in Leigh’s abilities to oversee our highly-talented legal department and delighted to have her as a counselor on a range of legal matters affecting our global business.”

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe, as well as in the United Arab Emirates and Russia. It also engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

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